                                        FORM N-18F-1

                             SECURITIES AND EXCHANGE COMMISSION
                                    Washington, DC 20549

                      Notification of Election Pursuant to Rule 18f-1
                          Under the Investment Company Act of 1940

                         OPPENHEIMER PRINCIPAL PROTECTED TRUST III
                       6803 S. Tucson Way, Centennial, CO 80112-3924
                      ------------------------------------------------
                               Name and Address of Registrant

                                  NOTIFICATION OF ELECTION
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     The undersigned registered,  open-end,  diversified,  management investment company hereby notifies the Securities and Exchange Commission that it elects to commit  itself  to pay in cash all  redemptions  by a  shareholder  of record in accordance with the provisions of Rule 18f-1 under the Investment Company Act of
1940. It is understood  that this election is irrevocable  while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                         SIGNATURE
                                     -----------------

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940,  the  registrant  has caused this  notification  of election to be duly executed  on its behalf in the city of  Centennial  and the State of Colorado on the 3rd day of January, 2005.

                                OPPENHEIMER PRINCIPAL PROTECTED TRUST III

                                ------------------------------------------------
                                Name of Registrant

                                By:   /s/ Phillip Gillespie
                                    --------------------------------------------
                                    Phillip Gillespie, Assistant Secretary
ATTEST:

/s/ Wayne Miao
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Wayne Miao